PROSPECTUS SUPPLEMENT
(To Prospectus dated March 28, 1994)


                        17,000,000 Shares

                       Common Stock Series A
                         ($.25 Par Value)


    Of the 17,000,000 shares of Common Stock Series A of Citizens Utilities Company (the "Company") being offered hereby, 15,300,000 shares are being offered initially in the United States by the U.S. Underwriters and 1,700,000 shares are being offered initially outside of the United States by the International Managers. Such offerings are collectively referred to as the "Offerings." See "UNDERWRITING." The outstanding shares of Common Stock Series A are, and the shares of Common Stock Series A offered hereby will be, listed on the New York Stock Exchange under the symbol "CZNA." The reported last sale price of the Company's Common Stock Series A on the New York Stock Exchange on January 23, 1995, was $13 3/8 per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE


                  Price to Public     Underwriting      Proceeds
                                      Discount (1)      to Company (2)


Per Share         $13.375             $.52              $12.855

Total (3)         $227,375,000        $8,840,000        $218,535,000


(1) The Company has agreed to indemnify the U.S. Underwriters and International Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "UNDERWRITING."
(2) Before deduction of expenses payable by the Company estimated at $350,000.
(3) The Company has granted the U.S. Underwriters and International Managers 30-day options to purchase up to 2,295,000 and 255,000 additional shares of Common Stock Series A, respectively, on the same terms as set forth above to cover over-allotments, if any. If such options are exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $261,481,250, $10,166,000, and $251,315,250, respectively.  See "UNDERWRITING."


    The shares of Common Stock Series A offered hereby are being offered by the U.S. Underwriters and International Managers named herein, subject to prior sale, when, as and if accepted by the U.S. Underwriters and International Managers subject to approval of certain legal matters by counsel for the U.S. Underwriters and International Managers and subject to certain conditions. It is expected that delivery of the shares of Common Stock Series A offered hereby will be made in New York, NY on or about January 30, 1995.


U.S. Underwriters offering shares in the United States

Merrill Lynch & Co.
Lehman Brothers
Morgan Stanley & Co. Incorporated
Smith Barney Inc.
Robert W. Baird & Co. Incorporated

International Managers offering shares outside of the United States

Merrill Lynch International Limited
Lehman Brothers
Morgan Stanley & Co. International
NatWest Securities Limited
Smith Barney Inc.

The date of this Prospectus Supplement is January 23, 1995.

    IN CONNECTION WITH THE OFFERINGS, THE UNDERWRITERS MAY
OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 are incorporated into this Prospectus Supplement by reference in addition to the documents incorporated by reference into the Prospectus:

    The Company's Annual Report on Form 10-K for the year ended December 31, 1993, as amended on March 23 and March 25, 1994 by Forms 10-K/A and the schedules to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, included in Form 10-K/A filed on April 28, 1994;

    The Company's quarterly reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1994;

    The Company's Current Reports relating to the acquisitions of the GTE Telephone Properties on Form 8-K filed on December 15, 1993 as amended by Form 8-K/A on December 23, 1993 and on Forms 8-K filed July 5, July 15, and August 9, 1994, and the Company's Current Reports relating to the acquisitions of the Alltel Telephone Properties on Forms 8-K filed on December 7, and December 21, 1994. See "RECENT DEVELOPMENTS."

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus Supplement is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus Supplement, other than exhibits to such documents not specifically incorporated by reference herein. Requests for such copies should be directed to Office of the Secretary, Citizens Utilities Company, High
Ridge Park, Bldg. No. 3, Stamford, Connecticut  06905 (telephone (203)
329-8800).

                          The Offering

Company                               Citizens Utilities Company

Total Shares Offered
17,000,000 shares (15,300,000 shares in the United States by the U.S. Underwriters and 1,700,000 shares outsdie of the United States by the International Managers) of Common Stock Series A, $.25 par value (assuming that the overallotment options are not exercised)

Listing                               New York Stock Exchange (Symbol: CZNA)

                                      Common Stock         Common Stock
                                      Series A             Series B
                                      --------             --------
Common Stock Price Range
 52 weeks ended January 23, 1995      $17 1/8 - $12 3/8    $17 1/8 - $12 3/8

Common Stock Closing Prices on
 January 23, 1995                     $13 3/8              $13 1/2

Common Stock Shares Outstanding on
 December 15, 1994                     132,716,059          57,966,408

1994 Stock Dividend Cash Equivalent
 per share (see "Common Stock
 Dividends" herein)                    $.74 1/4             $.74 1/4

1994 Stock Dividend Rate               4.95%                4.95%

Stock Dividend Sale Plan and Common
 Stock Conversion
 Common Stock Series A is convertible, on a share-for-share and tax-free basis, into Common Stock Series B at all times. Common Stock Series B is not convertible into Common Stock Series A. Holders of common Stock Series B may elect to have their stock dividends sold and the net cash proceeds of the sale distributed to them. See "Description of Common Stock" and "Stock Dividend Sale Plan and Conversion of Common Stock Series A into Common Stock Series B" herein.

Application of Proceeds
The net proceeds from the Sale of Common Stock Series A will be used to repay outstanding short-term debt including short-term debt issued to partially fund the acquisition of the GTE Telephone Properties described herein and in the accompanying Prospectus, on such date or dates as the Company may determine from time to time.
 Consolidated Summary Financial Information

                      (In millions, except percentages and per share amounts)

                           Twelve Months Ended
                           September 30, 1994           Years Ended
                                                        December 31,
STATEMENT OF INCOME DATA   Pro Forma (1)  Actual      1993   1992   1991
                           ---------      ------      ----   ----   ----

Revenues:
 Telecommunications        $ 696           $354        $177  $186   $198
 Natural Gas                 222            222         212   190    151
 Electric                    170            170         165   145    138
 Water/Wastewater             71             71          65    59     58
                           -----            ---         ---   ---    ---
    Total Revenues         1,159            817         619   580    545

Operating Expenses           850            614         458   429    396
                           -----           ----         ---   ---    ---

Income from Operations       309            203         161   151    149

Other Income                  35             56          54    47     40

Interest Expense              74             57          37    39     33
                           -----           ----         ---   ---    ---

Income before Income Taxes   270            202         178   159    156

Income Taxes                  97             65          52    44     44
                           -----           ----         ---   ---    ---

Net Income                 $ 173          $ 137       $ 126  $115   $112


Earnings Per Share
 of Common Stock(2):       $ .79          $ .74       $ .69  $.64   $.63

Weighted Average Common
 Shares Outstanding          220            185         183   181    178
                           =====           ====         ===   ===    ===



                                             At September 30, 1994
                                           Pro Forma (3)      Actual
                                           ---------          ------
CAPITALIZATION DATA
- -------------------

Long-Term Debt                              $1,082  41%      $  795   42%
Shareholders' Equity                         1,562  59%       1,113   58%
                                            ------  ---      ------   ---
 Total Capitalization                       $2,644 100%      $1,908  100%
                                            ====== ====      ======  ====

_______________________
(1) The Pro Forma Statement of Income Data reflects the combined results of operations of Citizens and the Telecommunications Properties
     (see "RECENT DEVELOPMENTS") as if the Telecommunications Properties had been acquired on October 1, 1993. These amounts should be read in conjunction with the Pro Forma Condensed Statements of Income beginning on page S-13 of this Prospectus Supplement. The Pro Forma Statement of Income Data is not necessarily indicative of what the actual financial results would have been for the period had the transactions occurred on the date indicated and does not purport to indicate the financial results of future periods.

(2) Common Stock Series A and Series B per share amounts have been adjusted retroactively for intervening stock dividends and stock splits through September 30, 1994. No adjustment has been made for the 1.4% 1994 fourth quarter stock dividend as this adjustment is immaterial.

(3) The Pro Forma Capitalization Data reflects the permanent financing of the acquisitions of the Telecommunications Properties as if the acquisitions and permanent financing were closed on September
     30, 1994. These amounts should be read in conjunction with the Pro Forma Condensed Balance Sheet beginning on page S-11 of this Prospectus Supplement.

                                 THE COMPANY

     Citizens Utilities Company (the "Company" or "Citizens"), incorporated in Delaware in 1935, is a diversified operating public utility currently providing telecommunications, natural gas, electric, water and wastewater services to customers in eighteen states. Citizens also holds a significant investment interest in Centennial Cellular Corp., a cellular telephone company, and owns Electric Lightwave, Inc., an alternative telecommunications service provider in Arizona, California, Oregon, Utah and Washington. Beginning with 1945, the Company has increased its revenues, net income and earnings per share (adjusted for intervening stock dividends and stock splits) every year without interruption.

     As a result of its diversification, the Company is not dependent upon any single geographic area for its revenues, nor is the Company dependent upon any one type of utility service for its revenues. Because of this diversity, no single regulatory body regulated or will regulate a utility service of the Company accounting for more than 16% of its twelve months ended September 30, 1994 revenues, pro forma for the acquisitions of the Telecommunications Properties (see "RECENT DEVELOPMENTS" and "PRO FORMA FINANCIAL STATEMENTS"). The Company is not aware of any other utility company as fully diversified in both geographic areas served and variety of services provided. The Company's operations are conducted principally in smaller communities and non-urban areas. No material part of the Company's business is dependent upon a single customer or a small group of customers. The loss of any single customer or a small group of customers would not have a materially adverse effect upon the Company. The Company's consumer connections have increased from 26,150 in 1945 to 225,389 in 1965, to 610,585 in 1985 and to approximately 1,400,000 as of November 30, 1994.

     The Company continually considers and is carrying out expansion through significant acquisitions and joint ventures in the rapidly evolving telecommunications and cable television industries and in traditional public utility and related businesses.

                             RECENT DEVELOPMENTS

     On May 19, 1993, Citizens and GTE Corporation ("GTE") announced the signing of ten definitive agreements pursuant to which Citizens agreed to acquire from GTE, for $1.1 billion in cash, certain telephone properties serving approximately 500,000 local telephone access lines in nine states:
Arizona, California, Idaho, Montana, New York, Oregon, Tennessee, Utah and West Virginia ("GTE Telephone Properties"). On December 31, 1993, 189,000 local telephone access lines in Idaho, Tennessee, Utah and West Virginia were transferred to the Company. On June 30, 1994, 270,000 local telephone access lines in New York were transferred to the Company. On November 30, 1994, 37,700 local telephone access lines in Arizona and Montana were transferred to the Company, and on January 1, 1995, 5,000 local telephone access lines in California were transferred to the Company. The remaining GTE Telephone Property located in Oregon is expected to be transferred to Citizens by early 1995 upon approval of the state regulatory commission.

     On November 29, 1994, Citizens and Alltel Corporation ("Alltel") announced the signing of eight definitive agreements pursuant to which Citizens agreed to acquire from Alltel, for $292 million, certain telephone properties servicing approximately 110,000 local telephone access lines and certain cable television systems servicing approximately 7,000 subscribers. The properties are located in eight states: Arizona, California, Nevada, Oregon, New Mexico, Tennessee, Utah and West Virginia ("Alltel Telephone Properties"). The purchase price for the Alltel Telephone Properties is expected to be in the form of $32 million of assumed low cost Rural Electrification Administration debt, the transfer to Alltel of 3,600 Citizens' telephone access lines valued at $10 million, and structured as a tax free exchange, and cash. The closings will be staggered and are expected to occur state by state throughout the second half of 1995 and the first half of 1996 as regulatory approvals are secured from the regulatory commissions of the states in which the properties are located, the Federal Communications Commission and the Department of Justice.

     The GTE Telephone Properties and Alltel Telephone Properties collectively are referred to herein as the "Telecommunications Properties".

     The Public Utility Commission of the State of California ("CPUC") has issued an order, effective January 1, 1995, authorizing competition for intrastate intraLATA switched toll services, rebalancing local exchange and toll rates, establishing more specific procedures for local exchange carriers to enter into incentive regulatory frameworks ("IRF") and providing a timetable for the elimination of the intrastate toll settlement pools for mid-sized local exchange carriers. In support of the CPUC's efforts, the Company's California telephone subsidiary (the "Subsidiary") exited the toll settlement pools in 1991 and entered into a transition
contract with Pacific Bell.   Pursuant to this contract, Pacific Bell agreed
to pay the Subsidiary $38 million annually through the end of 1994 to partially offset the decline in revenues which resulted from exiting the toll settlement pools. The Subsidiary expected to conclude a general rate case permitting the implementation of rebalanced, competitive rates effective January 1, 1995 intended to protect the Subsidiary's overall revenues, other than the $38 million Pacific Bell contract payment, by enabling it to effectively compete in the intrastate intraLATA switched toll services
market.   Although this general rate case has not been finalized, the CPUC has issued an interim rate order which becomes effective January 1, 1995 and authorizes rebalanced competitive rates for the Subsidiary. In its general rate case, the Subsidiary requested approval of an IRF which would allow it
to earn up to 5% in excess of its authorized rate of return.   It is expected
that the approved IRF will be effective when the final rate order is issued later in 1995. The Company has taken measures to position itself for a more competitive telecommunications market. In this regard, the CPUC has granted authority to the Company to enter new markets including the intrastate intraLATA and interLATA toll markets as a toll service provider and the market for broadband telecommunications services.


                           APPLICATION OF PROCEEDS

     The net proceeds from the sale of the Common Stock Series A will be used to repay outstanding short-term debt, including short-term debt issued to partially fund the acquisition of the GTE Telephone Properties described herein and in the accompanying Prospectus, on such date or dates as the Company may determine from time to time.


                      CAPITAL REQUIREMENTS AND FINANCING

     The total purchase price for the Telecommunications Properties, net of the property to be transferred to Alltel, valued at $10 million, is $1.382 billion. The Company intends to permanently finance the acquisition of the Telecommunications Properties, approximately one-third from the issuance of equity securities, one-third from the issuance or assumption of debt securities, and one-third from Company investments. In addition, the Company is engaged in a continuous acquisition program and expects, from time to time, to acquire properties in the rapidly evolving telecommunications and cable television industries and traditional public utility and related businesses.

     The Company carries out a continuous construction program to maintain reliable and safe service and to meet future customer service requirements. The Company estimates that expenditures for construction, extension and improvement of service relating to existing properties, including the acquired GTE Telephone Properties, required approximately $250 million in 1994. The Company's construction program is under continuous review and may be revised depending on business and economic conditions, regulatory action, governmental mandates, customer demand and other factors. Capital requirements are being financed from internally generated funds, and the issuance of taxable and tax-exempt long-term debt, equity and short-term debt.

     The Company maintains $1.2 billion of committed bank lines of credit for general corporate purposes. As of January 23, 1995, no amounts were outstanding under the existing bank lines of credit.


              DESCRIPTION OF COMMON STOCK SERIES A AND SERIES B

     Citizens' common stock consists of two series: Common Stock Series A and Common Stock Series B (collectively referred to as the "Common Stock"). The Company has authorized 200,000,000 shares of Common Stock Series A and 300,000,000 shares of Common Stock Series B. The Company, as of December 15, 1994, had outstanding 132,716,059 shares of Common Stock Series A and 57,966,408 shares of Common Stock Series B. As of December 15, 1994, there were 23,956 and 18,634 record holders of the Company's Common Stock Series
A and Series B shares, respectively. The holders of Common Stock Series A and Common Stock Series B are entitled to one vote for each share on all matters voted on by stockholders. Pursuant to Citizens' Restated Certificate of Incorporation, the holders of Common Stock Series A and the holders of Common Stock Series B vote together as a single class on all matters to be voted on by stockholders, unless otherwise expressly required by applicable law. Common Stock Series A is convertible, on a share-for-share and tax-free basis, into Common Stock Series B at all times. Common Stock Series B is not convertible into Common Stock Series A. The Board of Directors of Citizens may, in its sole discretion and at any time, require all of the holders of Common Stock Series A to exchange all of their shares of Common Stock Series A for shares of Common Stock Series B on a share-for-share basis. The holders of Common Stock Series A and Series B participate ratably in liquidation.
     The transfer agent for the Company's Common Stock is the Illinois Stock Transfer Company (the "Transfer Agent").


                            COMMON STOCK DIVIDENDS

     Dividends have been paid to holders of Common Stock every year without interruption beginning in 1939 and, although there can be no assurances as to the amount of any future dividends, the Company has increased cash dividends and/or cash value equivalents every year without interruption beginning in 1946. Beginning in 1956, when the two-series common stock capitalization of Citizens was initiated, and through 1989, only stock dividends were paid on Common Stock Series A and only cash dividends were paid on Common Stock Series B. Commencing in 1990, Citizens has declared and paid quarterly stock dividends at the same rate on shares of both Common Stock Series A and Common Stock Series B. The stock dividend rate is based on an underlying cash equivalent. As described under "CERTAIN U.S. TAX CONSIDERATIONS" the Company expects that under present federal tax law, stock dividends on Common Stock Series A and Common Stock Series B, if paid and received pro-rata and otherwise in the same manner as they have been since
1990, will be free of current federal income taxation on receipt.   Such
stock dividends are treated as capital transactions when and if sold. Gain or loss is based on the difference between sales price and adjusted basis per share. For a more detailed description of U.S. tax considerations see "CERTAIN U.S. TAX CONSIDERATIONS."

     Fractional shares for shareholders whose accounts are registered with Citizens' Transfer Agent ("Registered Shareholders") are aggregated until they equal a full share, and the resulting share is credited to the shareholder's account. Fractional share interests of Registered Shareholders are sold only for shareholder accounts closed during the year. Street name shareholders should consult their broker or custodial institution for information about the treatment of fractional shares. Any fractional share sold is treated for federal income tax purposes as proceeds from the sale of stock.

     The table below indicates the annualized stock dividend cash equivalent per share (adjusted for subsequent stock dividends and stock splits) declared by the Company's Board of Directors in determining the stock dividend rates and stock dividends declared on Series A and Series B Common Stock. The stock dividend cash equivalent reflects the total value, determined by the Company's Board of Directors, of the stock dividends paid on a share of Common Stock during the year in question.

                                Stock Dividend Cash        Stock
             Year               Equivalent Per Share   Dividend Rate
           ----------          ---------------------  ----------------
             1994                     $.74 1/4               4.95%

             1993                     $.69                   4.30%

             1992                     $.62                   5.50%

             1991                     $.53                   7.70%


                 STOCK DIVIDEND SALE PLAN AND CONVERSION OF
              COMMON STOCK SERIES A INTO COMMON STOCK SERIES B

    The Company has a Stock Dividend Sale Plan (the "Plan") which enables Common Stock Series B shareholders to elect to have their future stock dividends sold and the cash proceeds of the sale (minus a 5 cents per share commission) distributed to them quarterly. If a Common Stock Series B shareholder's account is held by a broker or custodial institution participating in the Plan, the cash proceeds are sent to the broker or custodial institution. Generally, for federal income tax purposes, the differences between the proceeds from the sale of the stock dividends (the net cash received) and the adjusted basis of the shares sold are treated as a capital transaction. For a more detailed description of U.S. tax considerations see "CERTAIN U.S. TAX CONSIDERATIONS."

    Holders of Common Stock Series A may at any time convert, on a share-for-share and tax-free basis, their Common Stock Series A shares into Common Stock Series B shares. Conversion and enrollment in the Plan may be accomplished by instruction to an Underwriter or broker in conjunction with the Offerings. Subsequent to the Offerings, a Registered Shareholder may give instructions to the Company's Transfer Agent and street name holders may give instructions to their brokers to accomplish a conversion from Common Stock Series A into Common Stock Series B, and in conjunction with said conversion, or after such conversion, may enroll in the Plan.

    Common Stock Series B shareholders may enroll throughout the year in the Plan, except during the following periods between the quarterly dividend declaration and dividend payment dates: February 15-March 31; May 16-June 30; August 16-September 30; and November 16-December 31, during which the effectiveness of enrollment will be delayed until the end of each period.

    After a Common Stock Series B shareholder account has been enrolled in the Plan, future stock dividends in that account will be sold quarterly, unless the Company's Transfer Agent receives written notification from a Series B shareholder to withdraw that account from the Plan. Shareholders who withdraw an account from the Plan will then receive quarterly stock dividends and are not eligible to re-enroll that account in the Plan for 12 months.


                           COMMON STOCK PRICE RANGE

    Prior to February 24, 1992, the Company's Common Stock was traded on the over-the-counter market as a National Market Issue under NASDAQ symbols CITUA for Series A and CITUB for Series B shares. On February 24, 1992, Citizens commenced trading on the New York Stock Exchange under the symbols
CZNA and CZNB for Common Stock Series A and Common Stock Series B shares, respectively.

    The table below indicates the high and low prices per share for the periods shown. From January 2, 1991, through February 21, 1992, the last day the stock was traded on the over-the-counter market, the prices were taken from the NASDAQ/NMS Monthly Statistical Report. The high and low prices per share from February 24, 1992, through January 20, 1995 were taken from the daily quotations published in The Wall Street Journal during the periods indicated and for January 23, 1995 from wire services. Prices have been adjusted retroactively for intervening stock dividends, the July 24, 1992 3-for-2 stock split and the August 31, 1993 2-for-1 stock split, rounded to the nearest 1/8th.


            1st Quarter    2nd Quarter    3rd Quarter    4th Quarter
             High    Low    High     Low     High    Low     High   Low

1994:
Series A     $17 1/8 14     15 7/8   13 1/4  14 1/2  13 1/4  14    12 1/2
Series B     $17 1/4 13 7/8 15 7/8   13 1/4  14 1/2  13 1/4  14    12 5/8

1993:
Series A     $16 3/4 12 3/4 17 1/2   15 1/8  17 1/4  12 5/8 18 7/8  15 3/8
Series B     $16 3/4 12 7/8 17 1/2   15      17 1/4  12 5/8 18 3/4  15 3/8

1992:
Series A     $11 3/4 10     11 1/2   10 1/2  13      10 1/4 13 3/4  11 3/8
Series B     $11 1/2  9 7/8 11 1/2   10 1/2  13      10 1/8 13 3/4  11 3/8

1991:
Series A     $8 1/8   6 1/4  7 7/8    7       9 1/8   7     10 3/4  8 5/8
Series B     $8 1/8   6 1/4  7 3/4    7       9 1/8   6 3/4 10 3/4  8 3/8

The reported high and low prices from January 1 through January 23, 1995 were $14 1/2 and $12 3/8 per share of Common Stock Series A and $14 1/2 and $12 3/8 per share of Common Stock Series B, respectively. The reported last sale prices on the New York Stock Exchange on January 23, 1995 were $13 3/8 per share of Common Stock Series A and $13 1/2 per share of Common Stock
Series B.

                      PRO FORMA FINANCIAL STATEMENTS
(These Pro Forma Financial Statements update and supersede the Pro Forma Financial Statements in the Prospectus.)

       Citizens Utilities Company and Telecommunications Properties
                     Pro Forma Condensed Balance Sheet
                              (In thousands)

  The following Pro Forma Condensed Balance Sheet represents the historical condensed balance sheet of Citizens at September 30, 1994, giving effect to the acquisitions of the yet to be acquired Telecommunications Properties following the purchase method of accounting, as well as the permanent financing for the acquisitions of the Telecommunications Properties, as if such acquisitions and financings were closed on September 30, 1994. The Pro Forma Condensed Balance Sheet should be read in conjunction with the historical financial statements and related notes thereto of Citizens which are incorporated by reference herein. The Pro Forma Condensed Balance Sheet is not necessarily indicative of what the actual financial position would have been had the transactions occurred at the date indicated and does not purport to indicate future financial position.

                                            At September 30, 1994
                                            ---------------------
                                                 Pro Forma
                                            ---------------------
                            Citizens      Adjustments (1)   Adjusted
                            --------      -----------       --------
Assets
 Current Assets:
  Cash                       $18,139      $414,000   (2)    $   18,139
                                          (414,000)  (3)
  Temporary Investments       77,449       (77,449)  (2)             0
  Accounts Receivable        149,015                           149,015
  Other                       31,897                            31,897
                           ---------                        ----------
    Total Current Assets     276,500                           199,051
                           ---------                        ----------
 Net Property, Plant
  and Equipment            2,317,477       414,000   (3)     2,731,477
                           ---------                         ---------
 Investments                 382,766      (198,551)  (2)       184,215
 Regulatory Assets           149,559                           149,559
 Deferred Debits and
  Other Assets               227,066                           227,066
                          ----------                        ----------
                          $3,353,368   $   138,000          $3,491,368
                          ==========   ===========          ==========

Liabilities and Shareholders' Equity
 Current Liabilities:
  Long-Term Debt Due Within
    One Year              $   10,728                        $   10,728
  Other                      261,948                           261,948
  Short-Term Debt            598,000    $  (598,000)   (2)           0
                          ----------                        ----------
    Total Current
      Liabilities            870,676                           272,676
 Customer Advances for
   Construction and
   Contributions in Aid
   of Construction           206,863                           206,863
 Deferred Income Taxes       247,294                           247,294
 Regulatory Liabilities       26,931                            26,931
 Deferred Credits and
   Other Liabilities          92,911                            92,911
 Long-Term Debt              795,250        287,000     (2)  1,082,250
                           ---------                         ---------
                           2,239,925                         1,928,925
                           ---------                         ---------
 Shareholders' Equity
  Common Stock Issued,
    $.25 Par Value
    Series A                  33,220                            33,220
    Series B                  14,309                            14,309
  Additional Paid-In
    Capital                  818,758        449,000     (2)  1,267,758
  Retained Earnings          234,704                           234,704
  Unrealized gain on
   securities classified
   as available for sale      12,452                            12,452
                           ---------                         ---------
                           1,113,443                         1,562,443
                           ---------                         ---------
                          $3,353,368     $  138,000         $3,491,368
                          ==========     ==========         ==========



See Notes to Pro Forma Condensed Balance Sheet on page S-12.

       Citizens Utilities Company and Telecommunications Properties
                Notes to Pro Forma Condensed Balance Sheet


(1) In May 1993, Citizens and GTE signed ten definitive agreements pursuant to which Citizens agreed to acquire from GTE, for $1.1 billion in cash, certain GTE Telephone Properties serving approximately 500,000 local telephone access lines in nine states. On December 31, 1993, 189,000 local telephone access lines in Idaho, Tennessee, Utah and West Virginia were transferred to the Company. On June 30, 1994, 270,000 access lines in New York were transferred to the Company. On November 30, 1994, 37,700 access lines in Arizona and Montana were transferred to the Company, and on January 1, 1995, 5,000 local telephone access lines in California were transferred to the Company. The remaining GTE Telephone Property located in Oregon is expected to be transferred to Citizens by early 1995 upon approval of the state regulatory commission.

    In November 1994, Citizens and Alltel signed eight definitive agreements pursuant to which Citizens agreed to acquire from Alltel, for $292 million, certain Alltel Telephone Properties servicing approximately 110,000 local telephone access lines and certain cable television systems servicing approximately 7,000 subscribers. The properties are located in eight states: Arizona, California, Nevada, Oregon, New Mexico,
    Tennessee, Utah and West Virginia. The purchase price for the Alltel Telephone Properties is expected to be in the form of $32 million of assumed low cost Rural Electrification Administration debt, the transfer to Alltel of 3,600 Citizens' telephone access lines which have been valued at $10 million, and structured as a tax free exchange, and cash.
    Through September 30, 1994, the purchase price for the Telecommunications Properties had been permanently financed with approximately $182 million of Investments, $13 million of Equity issued pursuant to the Company's Direct Stock Purchase Plan and employee benefit plans, and $175 million of Long-Term Debt  issued on April 26, 1994 with an interest rate of 7.6%
    and a maturity date of June 1, 2006.   On October 6, 1994, an additional
    $100 million of Long-Term Debt was issued with an interest rate of 7.68%
    and a maturity date of October 1, 2034.   The remainder of the purchase
    price of the acquired Telecommunications Properties has been temporarily financed with Short-Term Debt.

(2) When added to the $182 million of Investments used, and the $175 million of Long-Term Debt and the $13 million of Equity issued through September 30, 1994 to permanently finance the acquisitions of the Telecommunications Properties as described in Note (1) above, these adjustments reflect the permanent financing of the $1.382 billion purchase price (net of the property valued at $10 million to be transferred to Alltel) for the Telecommunications Properties with approximately equal components of Investments (including Temporary Investments), Long-Term Debt and Equity.

(3) Reflects the purchase price of the Telecommunications Properties to be transferred to Citizens after September 30, 1994, net of the property valued at $10 million to be transferred to Alltel.

(These Pro Forma Financial Statements update and supersede the Pro Forma Financial Statements in the Prospectus.)

       Citizens Utilities Company and Telecommunications Properties
                  Pro Forma Condensed Statement of Income
                 (In thousands, except per share amounts)

     The following Pro Forma Condensed Statement of Income for the twelve months ended September 30, 1994 combines the historical statements of income of Citizens and the Telecommunications Properties as if the acquisitions and the permanent financings had been closed October 1, 1993. The Pro Forma Condensed Statement of Income should be read in conjunction with the historical financial statements and related notes thereto of Citizens and those of the Telecommunications Properties that have been audited and which are incorporated by reference herein. The Pro Forma Condensed Statement of Income is not necessarily indicative of what the actual financial results would have been for the period had the transactions occurred at the date indicated and does not purport to indicate the financial results of future periods.

                            Twelve Months Ended September 30, 1994
                         --------------------------------------------------
                                                           Pro Forma
                                                      ---------------------
                         Citizens   Acquisitions*(1)  Adjustments  Combined
                         --------   ------------      -----------  --------

Operating Revenues       $816,870      $ 342,466                   $1,159,336
Operating Expenses:
  Operating Expenses      516,709        181,315      $ (16,700)(2)   681,324
  Depreciation and
    Amortization           96,970         65,814          6,100 (3)   168,884
                         --------      ---------      ---------     ---------
   Total Operating
   Expenses               613,679        247,129        (10,600)      850,208

   Net Operating Income   203,191         95,337         10,600       309,128

Other Income (Deductions)  55,744         (2,996)       (18,000) (4)   34,748
Interest Expense           57,305         20,348         (3,300) (5)   74,353
                         --------      ---------      ---------     ---------

Income Before
  Income Taxes            201,630         71,993         (4,100)      269,523

Income Taxes               64,833         24,183          7,600  (6)   96,616
                         --------      ---------      ---------     ---------
  Net Income           $  136,797     $   47,810      $ (11,700)    $ 172,907
                       ==========     ==========      ==========    =========

Earnings Per Share of
 Common Stock:
 Series A and Series B**   $.74                                     $ .79 (7)

Weighted Average
  Common Shares**         185,109                                 219,675 (7)

* Represents the financial results from October 1, 1993 to the dates of acquisition for all the GTE Telephone Properties acquired through September 30, 1994, and for the yet to be acquired GTE Telephone Properties (as of September 30, 199) and for the Alltel Telephone Properties, net of the financial results for the property to be transferred to Alltel, for the entire twelve month period. Financial results for the GTE Telephone Properties acquired from their dates of acquisition through September 30, 1994 are included in Citizens' twelve months ended
   September 30, 1994 financial results.

** Adjusted for Citizens' stock dividends paid through September 30, 1994.
   No adjustment has been made for the 1.4% 1994 fourth quarter stock dividend as this adjustment is immaterial.

See Notes to Pro Forma Condensed Statements of Income on page S-15.

(These Pro Forma Financial Statements update and supersede the Pro Forma Financial Statements in the Prospectus.)

       Citizens Utilities Company and Telecommunications Properties
                  Pro Forma Condensed Statement of Income
                 (In thousands, except per share amounts)

     The following Pro Forma Condensed Statement of Income for the year ended December 31, 1993 combines the historical statements of income of Citizens and the Telecommunications Properties as if the acquisitions and the required financings had been closed January 1, 1993. The Pro Forma Condensed Statement of Income should be read in conjunction with historical financial statements and related notes thereto of Citizens and those of the Telecommunications Properties that have been audited and which are incorporated by reference herein. The Pro Forma Condensed Statement of Income is not necessarily indicative of what the actual financial results would have been for the period had the transactions occurred at the date indicated and does not purport to indicate the financial results of future periods.

                                 Year Ended December 31, 1993
                       --------------------------------------------------
                                                        Pro Forma
                                                   --------------------
                     Citizens   Acquisitions*(1)   Adjustments  Combined
                     --------   ----------------   -----------  --------

Operating Revenues   $619,392    $513,636                       $1,133,028
Operating Expenses:
 Operating Expenses   403,534     278,978          $ (16,700)(2)   665,812
 Depreciation and
  Amortization         54,698     100,528             10,700 (3)   165,926
                     --------    ---------         ---------     ---------
   Total Operating
    Expenses          458,232     379,506             (6,000)      831,738

 Net Operating Income 161,160     134,130              6,000       301,290

Other Income
  (Deductions)         54,199      (2,072)           (23,000) (4)   29,127
Interest Expense       37,431      33,215              3,300  (5)   73,946
                     --------      ---------       ---------     ---------

Income Before Income
  Taxes               177,928      98,843            (20,300)      256,471

Income Taxes           52,298      33,811              3,600 (6)    89,709
                     --------      ---------      ----------     ---------

 Net Income          $125,630      $ 65,032  $  (23,900)        $  166,762

Earnings Per Share
  of Common Stock:
    Series A and
     Series B**      $  .69                                      $  .76 (7)

Weighted Average
  Common Shares**    182,906                                     218,399 (7)

* Represents the financial results for the year ended December 31, 1993 for all Telecommunications Properties acquired or to be acquired net of the financial results for the property to be transferred to Alltel.

** Restated through the third quarter 1994 stock dividend. No adjustment has been made for the 1.4% 1994 fourth quarter stock dividend as this adjustment is immaterial.

See Notes to Pro Forma Condensed Statements of Income on page S-15.


                  PRO FORMA FINANCIAL STATEMENTS (continued)

         Citizens Utilities Company and Telecommunication Properties
              Notes to Pro Forma Condensed Statements of Income

(1) In May 1993, Citizens and GTE signed ten definitive agreements pursuant to which Citizens agreed to acquire from GTE, for $1.1 billion in cash, certain GTE Telephone Properties serving approximately 500,000 local telephone access lines in nine states. On December 31, 1993, 189,000 local telephone access lines in Idaho, Tennessee, Utah and West Virginia were transferred to the Company. On June 30, 1994,
     270,000 access lines in New York were transferred to the Company.
     On November 30, 1994, 37,700 access lines in Arizona and Montana were transferred to the Company, and on January 1, 1995, 5,000 local telephone access lines in California were transferred to the Company. The remaining GTE Telephone Property located in Oregon is expected to be transferred to Citizens by early 1995 upon approval of the state regulatory commission.

     In November 1994, Citizens and Alltel signed eight definitive agreements pursuant to which Citizens agreed to acquire from Alltel, for $292 million, certain Alltel Telephone Properties servicing approximately 110,000 local telephone access lines and certain cable television systems servicing approximately 7,000 subscribers. The properties are located in eight states: Arizona, California, Nevada, Oregon, New Mexico, Tennessee, Utah and West Virginia. The purchase price for the Alltel Telephone Properties is expected to be in the form of $32 million of assumed low cost Rural Electrification Administration debt, the transfer to Alltel of 3,600 Citizens' telephone access lines, which have been valued at $10 million, and structured as a tax free exchange, and cash.

(2) Elimination of certain corporate overhead expenses allocated by GTE to certain of the GTE Telephone Properties which will not have a continuing impact on the combined entity.

(3) Represents amortization of $253 million of excess purchase price over net book value of assets acquired. Pursuant to Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," the remaining $138 million of excess of purchase price over net book value of assets acquired will be deferred. The Company intends to seek from the public utilities commissions maximum recovery of the excess of purchase price over net book value in future rate proceedings.

(4) Represents an adjustment to reflect the elimination from Other Income of all tax-exempt investment income associated with the $458 million of Company Investments which have been or are expected to be used to partially finance the acquisition of the Telecommunications Properties. Approximately $88 million of Investments were used on December 31, 1993 and approximately $94 million of additional Investments were used from January 1, 1994 through September 30, 1994 to permanently finance the GTE Telephone Properties acquisitions.)

(5) Represents an adjustment to reflect the inclusion in Interest Expense of all the interest expense on $462 million of Long-Term Debt which has been or is expected to be issued or assumed to partially finance the acquisition of the Telecommunications Properties, net of the elimination of interest expense on Long-Term Debt which is associated with the Telecommunications Properties and which was not or will not be assumed by the Company. On April 26, 1994, the Company issued $175 million of Long-Term Debt at par with an interest rate of 7.6% and a maturity date of June 1, 2006. On October 6, 1994, the Company issued $100 million of Long-Term Debt at par with an interest rate of 7.68% and a maturity date of October 1, 2034.

(6) Adjustment to income tax expense based on Income Before Income Taxes and the applicable statutory tax rate.

(7) The Pro Forma earnings per share is based on the average number of common shares outstanding plus the number of additional shares assumed to have been issued to finance $462 million of the Telecommunications Properties purchase price assuming such shares were outstanding for the entire twelve month periods. Through September 30, 1994 the Company received $13 million from the issuance of Equity pursuant to the Company's Direct Stock Purchase Plan and employee benefit plans.

                       CERTAIN U.S. TAX CONSIDERATIONS

   The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock. This discussion is intended only as a descriptive summary and does not purport to be a complete analysis or listing of all possible tax considerations. The discussion deals only with Common Stock held as capital assets and does not address any special United States tax consequences that may be applicable to holders that are subject to special treatment under the United States Internal Revenue Code of 1986, as amended (the "Code"). Furthermore, the following discussion is based on provisions of the Code and administrative and judicial interpretations as of the date hereof, all of which are subject to change. Each prospective holder is urged to consult a tax advisor with respect to the federal tax consequences of holding and disposing of Common Stock in light of their particular situation, as well as any tax consequences that may arise under the laws of any U.S. state, municipality or other taxing jurisdiction.

          CERTAIN TAX CONSIDERATIONS APPLICABLE TO A U.S. HOLDER

   As used herein, a "U.S. holder" of Common Stock means a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United Sates federal income taxation regardless of its source.

                               Stock Dividends

   The Company currently pays stock dividends on its Common Stock. Distributions of stock that are received as part of a pro rata distribution of stock to all stockholders generally should not be subject to United States federal income tax when received. The basis of the shares received in a distribution will be determined by allocating, proportionately, based on fair market value, a holder's basis in its Common Stock prior to the stock dividend between the shares held before the dividend and the shares received as a stock dividend. The Company anticipates that all of its stock dividends will be tax free to both U.S. holders and non-U.S. holders.

        Conversion of Common Stock Series A into Common Stock Series B

   A U.S. holder will not recognize gain or loss on the conversion of Common Stock Series A into Common Stock Series B.

                         Disposition of Common Stock

   For United States federal income tax purposes, a U.S. holder will recognize taxable gain or loss on any sale or exchange of Common Stock (including sales of fractional shares and sales under the Company's
Stock Dividend Sale Plan of Common Stock which is treated as distributed to a holder) in an amount equal to the difference between the amount realized for the Common Stock and the U.S. holder's basis in the Common Stock. Such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the Common Stock has been held for more than one year on the date of the sale or exchange.

   A U.S. holder should consult their own tax advisor regarding the federal income tax consequences of the disposition of Common Stock in light of their particular situations.

          Certain Tax Considerations Applicable to A Non-U.S. Holder

   As used herein, a "non-U.S. holder" is a holder that is not a U.S. holder. An individual may, among other ways, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens.

                              Dividends

   As indicated above, the Company currently pays stock dividends on its Common Stock. The Company anticipates that all of its stock dividends will be tax free to a non-U.S. holder. The following discussion of U.S. federal income taxes would apply in the event taxable dividends are declared in the future and are paid to non-U.S. holders. In general, dividends payable in cash or property (or which are otherwise taxable) received by a non-U.S. holder of Common Stock will be subject to withholding of U.S. federal income tax at a 30% rate or such rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States. Dividends that are effectively connected with such holder's conduct of a trade or business in the United States are subject to tax on a net income basis at rates applicable to U.S. holders and are not generally subject to withholding. Any such effectively connected dividends received by a non-U.S. corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such rate as may be specified by an applicable income tax treaty.

   Under current U.S. Treasury regulations, dividends paid to an address outside the United States are presumed to be paid to a resident of such country for purposes of the withholding rules discussed above, and, under the current interpretation of U.S. Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed U.S. Treasury regulations, not currently in effect, however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.Currently certain certification and disclosure requirements must be complied with in order to claim a reduction or an exemption from withholding under the effectively connected income exemption.

   A non-U.S. holder of Common Stock that is eligible for a reduced rate or an exemption of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the U.S. Internal Revenue Service.

      Conversion of Common Stock Series A inot Common Stock Series B

  A non-U.S. holder will not recognize gain or loss on the conversion of common Stock Series A into Common Stock Series B.

                     Gain on Disposition of Common Stock

   A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a disposition of Common Stock including stock dividend shares unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, (ii) in the case of a non-U.S. holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met, or (iii) the Company is or has been a "U.S. real property holding corporation" for federal income tax purposes. The Company has not been, is not and does not anticipate becoming, a "U.S. real property holding corporation" for U.S. federal income tax purposes.

                             Federal Estate Taxes

   Common Stock owned or treated as owned by a non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

           U.S. Reporting Requirements and Backup Withholding Tax

   Under U.S. Treasury regulations, the Company must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends payable in cash or property (or which are otherwise taxable) received by such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

   Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the U.S. information reporting requirements) will generally not apply to dividends paid to a non-U.S. holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Common Stock to beneficial owners that are not "exempt recipients" and that fail to provide in the manner required by regulation certain identifying information.


   In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock to or through a foreign office of a broker. If, however, such broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (i) such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or (ii) the beneficial owner otherwise establishes an exemption.

   Payment to or through a U.S. office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. holder, or otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

   The backup withholding and information reporting rules are currently under review by the U.S. Treasury Department and their application to the Common Stock could be changed by future regulations.

   A Non-U.S. holder should consult their own tax advisor regarding the federal income tax consequences of the disposition of Common Stock in light of their particular situations.


                                 UNDERWRITING

   The underwriters of the offering of the Common Stock Series A in the United States named below (the "U.S. Underwriters"), for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Lehman Brothers Inc., Morgan Stanley & Co. Incorporated, Smith Barney Inc. and Robert W. Baird & Co. Incorporated are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions of a U.S. Underwriting Agreement with the Company (the "U.S. Underwriting Agreement"), to purchase from the Company the aggregate number of shares of Common Stock Series A set forth opposite their respective names below.

                                                        Number of
           U.S. Underwriters                            shares
                                                        ---------

       Merrill Lynch, Pierce, Fenner & Smith
         Incorporated                                   2,182,500
       Lehman Brothers Inc.                             2,182,500
       Morgan Stanley & Co. Incorporated                2,182,500
       Smith Barney Inc.                                2,182,500
       Robert W. Baird & Co. Incorporated                 450,000
       Bear, Stearns & Co. Inc.                           170,000
       CS First Boston Corporation                        170,000
       Alex, Brown & Sons Incorporated                    170,000
       Dean Witter Reynolds Inc.                          170,000
       Dillon, Read & Co. Inc.                            170,000
       Donaldson, Lufkin & Jenrette Securities
         Corporation                                      170,000
       A.G. Edwards & Sons, Inc.                          170,000
       Goldman, Sachs & Co.                               170,000
       Janney Montgomery Scott Inc.                       170,000
       Edward D. Jones & Co.                              170,000
       Lazard Freres & Co.                                170,000
       NatWest Securities Limited                         170,000
       Oppenheimer & Co., Inc.                            170,000
       PaineWebber Incorporated                           170,000
       Prudential Securities Incorporated                 170,000
       Salomon Brothers Inc                               170,000
       Wertheim Schroder & Co. Incorporated               170,000
       Advest, Inc.                                        85,000
       William Blair & Company                             85,000
       J.C. Bradford & Co.                                 85,000
       Cowen & Company                                     85,000
       Dain Bosworth Incorporated                          85,000
       Doft & Co., Inc.                                    85,000
       First Albany Corporation                            85,000
       First of Michigan Corporation                       85,000
       Furman Selz Incorporated                            85,000
       Gabelli & Company, Inc.                             85,000
       Gruntal & Co., Incorporated                         85,000
       Interstate/Johnson Lane Corporation                 85,000
       Kemper Securities, Inc.                             85,000
       C.J. Lawrence/Deutsche Bank Securities Corporation  85,000
       Legg Mason Wood Walker, Incorporated                85,000
       McDonald & Company Securities, Inc.                 85,000
       Moran & Associates, Inc. Securities Brokerage       85,000
       Morgan Keegan & Company, Inc.                       85,000
       Piper Jaffray Inc.                                  85,000
       Principal Financial Securities, Inc.                85,000
       Ragen MacKenzie Incorporated                        85,000
       Rauscher Pierce Refsnes, Inc.                       85,000
       Raymond James & Associates, Inc.                    85,000
       The Robinson-Humphrey Company, Inc.                 85,000
       Roney & Co.                                         85,000
       Stephens Inc.                                       85,000
       Stifel, Nicolaus & Company, Incorporated            85,000
       Sutro & Co. Incorporated                            85,000
       Tucker Anthony Incorporated                         85,000
       Wheat, First Securities, Inc.                       85,000
       M.R. Beal & Company                                 34,000
       The Chapman Company                                 34,000
       The Chicago Corporation                             34,000
       Crowell, Weedon & Co.                               34,000
       D.A. Davidson & Co. Incorporated                    34,000
       Dickinson & Co.                                     34,000
       Hanifen, Imhoff Inc.                                34,000
       J.J. B. Hilliard, W.L. Lyons, Inc.                  34,000
       Johnston, Lemon & Co. Incorporated                  34,000
       Mesirow Financial, Inc.                             34,000
       The Ohio Company                                    34,000
       Parker/Hunter Incorporated                          34,000
       Pryor, McClendon, Counts & Co., Inc.                34,000
       Raffensperger, Hughes & Co., Inc.                   34,000
       Scott & Stringfellow, Inc.                          34,000
       The Seidler Companies Incorporated                  34,000
       Muriel Siebert & Co., Inc.                          34,000
       Smith, Moore & Co.                                  34,000
       Utendahl Capital Partners, L.P.                     34,000
       Wedbush Morgan Securities                           34,000
                                                        ----------
                 Total                                  15,300,000
                                                        ==========

   The managers of the offering of the Common Stock Series A outside of the United States (the "International Managers"), for whom Merrill Lynch International Limited, Lehman Brothers International (Europe), Morgan Stanley & Co. International Limited, NatWest Securities Limited and Smith Barney Inc. are acting as lead managers (the "Lead Managers"), have severally agreed, subject to the terms and conditions of an International Underwriting Agreement (the "International Underwriting Agreement"), to purchase from the Company an aggregate number of shares of Common Stock Series A set forth opposite their respective names below.

                                                        Number of
                International Managers                   shares

Merrill Lynch International Limited                        340,000
Lehman Brothers International (Europe)                     340,000
Morgan Stanley & Co. International Limited                 340,000
NatWest Securities Limited                                 340,000
Smith Barney Inc.                                          340,000
                                                         ---------
      Total                                              1,500,000
                                                         =========

   The U.S. Underwriting Agreement and the International Underwriting Agreement (collectively, the "Underwriting Agreements") provide that the obligations of the U.S. Underwriters and the International Managers to purchase shares of the Common Stock are subject to certain conditions. Each Underwriting Agreement provides that, if any shares are purchased pursuant to such Underwriting Agreement, all the shares of the Common Stock agreed to be purchased pursuant to such Underwriting Agreement must be so purchased. The offering price and the underwriting discounts and commissions for the offering in the United States and the offering outside the United States are identical. The closing of the offering outside the United States is a condition to the closing of the offering in the United States and the closing of the offering in the United States is a condition to the closing of the offering outside the United States.

   The U.S. Underwriters and the International Managers have entered into an Intersyndicate Agreement which provides for the coordination of their activities. The U.S. Underwriters and the International Managers are permitted to sell shares of Common Stock to each other for purposes of resale at the initial public offering price, less an amount not greater than the selling concession.
   The Company has granted to the U.S. Underwriters and the International Managers options to purchase up to an additional 2,295,000 and 255,000 shares of the Common Stock, respectively, at the public offering price less the aggregate underwriting discount, solely to cover over-allotments. Either or both options may be exercised at any time up to 30 days after the date of this Prospectus Supplement. To the extent that the U.S. Underwriters and International Managers exercise such options, each of the U.S. Underwriters or International Managers, as the case may be, will have a firm commitment, subject to certain conditions, to purchase a number of option shares proportionate to such U.S. Underwriter's or International Manager's initial commitment.
   The U.S. Underwriters and the International Managers propose initially to offer the shares of the Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers (who may include the U.S. Underwriters and International Managers) at such public offering price less a selling concession not in excess $.32 per share. The selected dealers may reallow a discount not in
excess $.10 per share on sales to certain other dealers.   After the
offering of the Common Stock, the public offering price, concession and discount may be changed.
   The Company has agreed to indemnify the U.S. Underwriters and the International Managers against certain liabilities which may be incurred in connection with the offering of the Common Stock and the exercise of the over-allotment options, including liabilities under the Securities Act of 1933, as amended.

   The Company has agreed, with certain exceptions, that it will not sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exchangeable or exercisable for any such shares for a period of 90 days from the date of this Prospectus Supplement without the written consent of the Representatives.

   Under the terms of the Intersyndicate Agreement, the U.S. Underwriters and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to persons who are non-U.S. persons or to persons they believe intend to resell to persons who are non-U.S. persons, and the International Managers and any dealer to whom they sell shares of Common Stock will not offer to sell or sell shares of Common Stock to U.S. persons or to persons they believe intend to resell to U.S. persons, except in each case for transactions pursuant to such agreement.

   Each International Manager has agreed that (i) it has not offered or sold, and it will not offer or sell, any shares of Common Stock in the United
Kingdom by means of any documents, other than to persons whose ordinary business is to buy or sell shares or debetnures whether as principal or agent (except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985), (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Common Stock in, from, or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on to any person in the United Kingdom any document received by it in connection with the issuance or sale of Common Stock to a person who is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988
(as amended) or is a person to whom the document may otherwise be lawfully issued or passed on.

   Purchasers of the shares offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price.
   Certain of the U.S. Underwriters and the International Managers have provided from time to time, and expect to provide in the future, investment banking services to the Company and its affiliates for which such U.S. Underwriters and the International Managers have received and will receive customary fees and commissions.


                                   EXPERTS

   The financial statements of the Mountain State Telephone Company, Alltel Nevada, Inc. and Navajo Communications Company, Inc. incorporated by reference herein, have been examined by Arthur Andersen LLP to the extent and for the periods indicated in their reports, and have been so incorporated by reference in reliance upon the reports of Arthur Andersen LLP also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person, underwriter, dealer or agent. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby or thereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus Supplement and the accompanying Prospectus nor any sales made hereunder or thereunder shall under any circumstances create any implication that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to its date or that there has been no change in the affairs of the Company since such date.

                                TABLE OF CONTENTS


                              PROSPECTUS SUPPLEMENT
                                                            Page
Incorporation of Certain Documents by Reference             S-2
The Company                                                 S-5
Recent Developments                                         S-5
Application of Proceeds                                     S-6
Capital Requirements and Financing                          S-7
Description of Common Stock
  Series A and Series B                                     S-7
Common Stock Dividends                                      S-8
Stock Dividend Sale Plan and
  Conversion of Common Stock Series A
  into Common Stock Series B                                S-9
Common Stock Price Range                                    S-10
Pro Forma Financial Statements                              S-11
Certain U.S. Tax Considerations                             S-16
Underwriting                                                S-19
Experts                                                     S-23

                                    PROSPECTUS
Available Information                                          2
Incorporation of Certain Documents
  by Reference                                                 2
Information Concerning Citizens Utilities Company              3
Financial Information                                          4
Application of Proceeds                                        6
Capital Requirements and Financing                             6
Description of Debt Securities                                 6
Description of Preferred Stock                                12
Description of Common Stock
  Series A and Series B                                       13
Dividends                                                     13
Stock Dividend Sale Plan                                      14
Transfer Agent                                                14
Common Stock Price Range                                      15
Pro Forma Financial Statements                                16
Experts                                                       19
Legal Opinions                                                19
Plan of Distribution                                          19

                                17,000,000 Shares



                              Common Stock Series A





                              PROSPECTUS SUPPLEMENT


                                U.S. Underwriters

                               Merrill Lynch & Co.

                                 Lehman Brothers

                               Morgan Stanley & Co.
                                  Incorporated

                                Smith Barney Inc.

                              Robert W. Baird & Co.
                                   Incorporated



                              International Managers

                        Merrill Lynch International Limited

                                 Lehman Brothers

                               Morgan Stanley & Co.
                                 International

                            NatWest Securities Limited

                                Smith Barney Inc.



                                January 23, 1995